Exhibit 15(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 3 to Registration Statement on form 20-F of our report dated May 3, 2006 with respect to the financial statements of Challenger Energy Corp., as at December 31, 2005 and 2004, and for the year ended December 31, 2005, and for the period from August 6, 2004 (date of incorporation) to December 31, 2004, which appear in such Registration Statement.

We also consent to the use in this Amendment No. 3 to Registration Statement on form 20-F of our report dated October 13, 2006 with respect to the financial statements of Challenger Energy Corp., as at September 30, 2006 and December 31, 2005, for the nine month period ended September 30, 2006 and the year ended December 31, 2005, which appear in such Registration Statement.

We also consent to the use in this Amendment No. 3 to Registration Statement on form 20-F of our report dated November 29, 2006 with respect to our audit of the Statement of Revenues and Direct Operating Expenses relating to certain oil and gas interests in the Innisfail area of Alberta acquired by Challenger Energy Corp. from Blueline Energy Ltd., for the 9 month period ended December 31, 2004 and the 10 month period ended October 31, 2005, which appear in such Registration Statement.

We also consent to the references to us under the heading “Statement by Experts” in such Registration Statement.

Meyers Norris Penny LLP

November 30, 2006